EXHIBIT 10.18

                                AMGEN INC.
                       SUPPLEMENTAL RETIREMENT PLAN
            (As Amended and Restated Effective January 1, 1998)



                                 ARTICLE I
                       INTRODUCTION AND PLAN PURPOSE

  The Amgen Supplemental Retirement Plan (the "Plan") was established by Amgen Inc. (the "Company") effective as of January 1, 1993 and was amended and restated effective January 1, 1998. The purpose of this Plan is to provide benefits to employees of the Company and certain of its affiliates whose Matching Contributions and Core Contributions are limited under the Amgen Inc. Retirement and Savings Plan (the "Retirement Plan"). The Company intends that the Plan will aid in retaining and attracting employees of exceptional ability by providing them with these benefits.


                                   ARTICLE II
                                  DEFINITIONS

  For the purposes of this Plan, the following terms, when capitalized, have the following meanings, and, except as provided otherwise below, the terms defined in the Retirement Plan shall have the meanings provided in the Retirement Plan.

  2.1 Account means the Account maintained by the Company in accordance with Article IV with respect to Matching Credits, Core Credits and Earnings.

  2.2  Beneficiary means the person, persons or entity entitled under
  Article VI to receive Plan benefits payable in the event of your death.

  2.3  Board means the Board of Directors of the Company.

  2.4  Code means the Internal Revenue Code of 1986, as amended.

  2.5  Committee means the Compensation Committee of the Company's
  Board.

  2.6 Company means Amgen Inc. or any subsidiary or affiliate of Amgen Inc. selected by the Board or the Committee to participate in the Plan.

  2.7 Compensation has the same meaning as such term has under the Retirement Plan, except that, for purposes of this Plan, Compensation is not limited by the Salary Cap and Compensation for purposes of this Plan will not include any foreign assignment differential, that is, an amount paid to you to compensate for costs unique to an overseas assignment.

  2.8  Core Credit means the amount credited to your Account under
  Section 4.2(a) of the Plan.
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  2.9  Deferral Commitment means the election to defer "Participant
  Elected Contributions" under the Retirement Plan.

  2.10  Earnings means the amount credited to your Account under Article
  IV.

  2.11  Matching Credit refers to amounts credited to your Account under
  Section 4.2(b) of the Plan.

  2.12 Normal Retirement Date means the first day of the month coincident with or next following your attainment of age 65.

  2.13 Participation Agreement means the agreement you file with the Committee acknowledging the terms of the Plan and enrolling in the Plan.

  2.14  Retirement Plan means the Amgen Inc. Retirement and Savings
  Plan.

  2.15 Salary Cap means the highest level of compensation that can be considered for the purpose of calculating benefits under Section 401(a)(17) of the Code ($160,000 for 1998).

  2.16 Spouse means your wife or husband who is lawfully married to the you at the time of your death.


                                ARTICLE III
                       ELIGIBILITY AND PARTICIPATION

  3.1 Eligibility. You are eligible to participate in the Plan if you are an employee of the Company whose compensation for a particular year is in excess of the Salary Cap.

  3.2 Participation. If you are eligible, you may elect to participate in the Plan with respect to any calendar year by submitting a Participation Agreement to the Committee by the last day of the calendar year in which you are eligible and wish to participate. Your participation in the Plan will continue unless and until you submit a new Participation Agreement changing or canceling your participation.


                                ARTICLE IV
                          CREDITS TO YOUR ACCOUNT

  4.1 Account. For record keeping purposes only, an Account will be maintained for you. Your Account will be used solely to determine the amounts to be paid to you under the Plan. Your Account will not constitute or be treated as a trust fund for your benefit.

  4.2 Credits. As of the last day of each calendar month, the Company will credit your Account with your share of Matching Credits and Core Credits

  (a) Core Credits. The amount of Core Credits to be credited to your account will be determined by calculating first what you would have received as a Core Contribution under the Retirement Plan without
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  considering the Salary Cap, less the amount of core contributions that were actually contributed on your behalf to the Retirement Plan.

  (b) Matching Credits. The amount of Matching Credits to be credited to your account will be the amount of matching contributions that would have been made on your behalf under the Retirement Plan as if the Salary Cap were not in effect, based on your Deferral Commitment in effect at the time the Salary Cap is reached for the year (provided that you demonstrate to the Company that you have set aside for investment an amount equal to the amount you were prevented from deferring because of the Salary Cap) less the amount of matching contributions that were actually contributed on your behalf to the Retirement Plan.

  4.3 Earnings. On the last day of each calendar month, your Account will be credited with Earnings with respect to the investments of the Core and Matching Credits credited to your Account. Notwithstanding the foregoing, if you terminate service as a result of Normal Retirement, death or Disability (as defined in the Retirement Plan), you will be entitled to Earnings up to the date of distribution of your Account. Earnings will be credited at the rate declared by the Committee, acting in its sole discretion, after taking into account the investment performance of the investment vehicles selected by the Committee, or, if the Committee permits, selected by you from among the investment vehicles available under the Retirement Plan.

  4.4 Vesting of Your Account. Your Account will become fully vested upon termination of employment with the Company on or after (1) your Normal Retirement Date, (2) the date you become disabled (as determined under the terms of the Retirement Plan), or (3) your death. If your employment with the Company is terminated for any other reason, your Account will be vested in accordance with the following schedule:

          Years of Service         Vested Percentage

          Less than 5                    0%
          5 but less than 6             50%
          6 but less than 7             60%
          7 but less than 8             70%
          8 but less than 9             80%
          9 but less than 10            90%
          10 or more                   100%

  However, your entire Account will be subject to the creditors of the Company in the event of the insolvency of the Company.

  4.5 Determination of Accounts. Your Account will consist of all your credited Matching Credits, Core Credits, and Earnings.

  4.6 Statement of Accounts. Prior to March 1 of each year or at such other time as determined by the Committee, the Committee will distribute statements to you showing the balance of your Account.




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                                 ARTICLE V
                               DISTRIBUTIONS

  5.1 Distributions. Following the termination of your employment with the Company, the Company will pay you the vested balance in your Account. The payments will be made to you in cash and may be paid either in a lump sum or in periodic installments at such time and in such form as determined by the Committee. If you are paid in periodic installments, the amount of each installment will be equal to the vested balance in your Account divided by the number of remaining installments that you are to receive. Any unpaid balance will continue to receive Earnings. In the event of your death prior to receiving your full distribution, the unpaid balance will be paid to your Beneficiary at such times and in such form as the Committee determines in its sole discretion.

  5.2 Withholding; Payroll Taxes. The Company will withhold any taxes required to be withheld from payments made from the Plan to satisfy any federal, state, or local requirements regarding tax withholding.

  5.3 Payment to Guardian. If a Plan benefit is payable to a minor, a person declared incompetent or a person incapable of handling the disposition of property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as may be appropriate prior to distribution of the Plan benefit. Such distribution completely discharges the Committee and the Company from all liability with respect to such benefit.


                               ARTICLE VI
                        BENEFICIARY DESIGNATION

  6.1 Beneficiary Designation. Your Beneficiary under the Plan will be the same Beneficiary you select under the Retirement Plan. If you change your Beneficiary designation made under the Retirement Plan you will automatically change the Beneficiary designation under the Plan.

  6.2 No Beneficiary Designation. If you fail to designate a Beneficiary under the Retirement Plan, or if the Beneficiary you designate dies before you or before complete distribution of your benefits, your designated Beneficiary will be the first of the following classes in which there is a survivor:

  (a)  your surviving Spouse;

  (b) your children, except if any of the children predecease you but leave surviving issue, then such issue will take by right of representation the share the parent would have taken if living;

  (c)  your estate.

  6.3 Effect of Payment. The payment to the Beneficiary completely discharges Company's obligations under this Plan.


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                              ARTICLE VII
                             ADMINISTRATION

  7.1 Committee; Duties. This Plan is administered by the Committee. The Committee is responsible for making such rules, interpretations and computations as may be appropriate. Any decision of the Committee with respect to the Plan including, without limitation, any determination of eligibility to participate in the Plan and any calculation of Plan benefits, is conclusive and binding on all persons. The Committee may appoint a panel consisting of any number of individuals, who may or may not be employees of the Company, to carry out the Committee's duties and responsibilities under the Plan.

  7.2 Agents. The Committee may employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

  7.3 Binding Effect of Decisions. The decisions or actions of the Committee with respect to any question arising out of or in connection with the administration, interpretation or application of the Plan and the rules or regulations promulgated hereunder will be final, conclusive and binding upon all persons having any interest in the Plan.

  7.4 Indemnity of Committee. The Company will indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of the Committee's gross negligence or willful misconduct.

  7.5 Claims Procedure. The Claims Procedure under the Plan is the same as that under the Retirement Plan, except that the Committee will be substituted for the Review Panel.


                              ARTICLE VIII
                   AMENDMENT AND TERMINATION OF PLAN

  8.1 Amendment. The Committee may at any time amend the Plan in whole or in part. No amendment may decrease or restrict the amount accrued in any Account maintained under the Plan through the date of Amendment.

  8.2 Company's Right to Terminate. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.


                               ARTICLE IX
                             MISCELLANEOUS

  9.1 Unfunded Plan. This Plan is intended to be an unfunded plan for tax law purposes and for purposes of Title I of the Employee Retirement Income Act of 1974, as amended ("ERISA"), maintained primarily to provide benefits for a select group of management or
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  highly compensated employees.  This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are members of management who, by virtue of their position with the Company, are uniquely informed as to the Company's operations and have the ability to materially affect the Company's profitability and operations.

  9.2 Unsecured General Creditor. Neither you nor your Beneficiaries, heirs, successors and assigns will have any legal or equitable rights, interest or claims in any property or assets of Company, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Company. Such policies or other assets of Company will not be held under any trust for your benefit or that of your Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Company under this Plan. Any and all of Company's assets and policies will be, and remain, the general, unpledged, unrestricted assets of Company. Company's obligation under the Plan will be that of an unfunded and unsecured promise of Company to pay money in the future.

  9.3 Trust Fund. The Company will pay all Plan benefits. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof will be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company will have no further obligation with respect thereto, but to the extent not so paid, such benefits will remain the obligation of, and paid by, the Company.

  9.4 Nonassignability. Neither you nor any other person may commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by you or any other person (other than amounts owed to the Company's creditors in the event of the Company's insolvency), nor be transferable by operation of law in the event of the bankruptcy or insolvency of you or any other person (other than the Company). Notwithstanding the above, benefits will be payable to an individual other than you under this Plan upon the determination by the administrative committee of the Retirement Plan that a domestic relations order is a Qualified Domestic Relations Order (as such term is defined in Code Section 414(p)).

  9.5 Not a Contract of Employment. The terms and conditions of this Plan may not be construed to constitute a contract of employment between you and the Company and you (or your Beneficiary) will have no rights against the Company except as otherwise specifically provided herein. Moreover, nothing in this Plan will be deemed to give you the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge you at any time.
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  9.6  Cooperation.  You are required to cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

  9.7 Terms. Whenever words are used in this Plan in the masculine they will be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used in this Plan in the singular or in the plural, they will be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

  9.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and do not control or affect the meaning or construction of any of its provisions.

  9.9 Governing Law. The provisions of this Plan is to be construed and interpreted according to the laws of the State of California to the extent that they have not been preempted by federal law.

  9.10 Validity. In case any provision of this Plan is found to be held illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

  Adopted this 16th day of February, 1998.



                                        /s/  Edward F. Garnett
                                        Edward F. Garnett
                                        Vice President, Human Resources

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